Exhibit 10.1

Dated 3 June 2015
SFDS GLOBAL HOLDINGS B.V. COLD FIELD INVESTMENTS LLC. and SMITHFIELD INSURANCE CO. LTD. (as Sellers) and ALFA, S.A.B. DE C.V. (as Purchaser)
SHARE PURCHASE AGREEMENT relating to the sale and purchase of certain shares in Sigma & WH Food Europe, S.L.

Table of Contents
Contents Page
1 Definitions 2
2 Sale and purchase of the Shares 2
3 Consideration 3
4 Formalisation of the sale and purchase of the Shares 3
5 Warranties 4
6 Termination of the Shareholders Agreement; Release 5
7 Confidentiality 5
8 Other provisions 6
Schedule 1 Definitions 10
Schedule 4.2.2(i) Resignation letters 12
Schedule 5.1 Sellers’ Warranties 13
Schedule 5.2 Purchaser’s Warranties 14
Schedule 6.2 Shareholders’ agreement termination letter 15

i

Share Purchase Agreement
This Agreement is made on 3 June 2015,
between:

(1)
SFDS Global Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands whose registered office is at Amsterdam (The Netherlands), Naritaweg, 165, with Spanish tax identification number (N.I.F.) N-0033347-F (“SFDS Global”);

(2)
Cold Field Investments LLC., a company incorporated under the laws of Delaware whose registered office is at Delaware (USA), Av. Orange, 1209, with Spanish tax identification number (N.I.F.) N-4007219-A (“Cold Field”); and

(3)
Smithfield Insurance Co. LTD., a company incorporated under the laws of Bermuda whose registered office is at Victoria St. Hamilton, Canon’s Court, 22, with Spanish tax identification number (N.I.F.) N-4131074-I (“Smithfield Insurance”).

SFDS Global, Cold Field and Smithfield Insurance are duly represented herein by Mr Michael Cole, of legal age and U.S. nationality, bearer of passport of his nationality number 432369403 in force, with professional address at 200 Commerce Street, Smithfield Virginia 23430, USA, acting in his capacity as Director of SFDS Global and Smithfield Insurance and Vice President of Cold Field.
SFDS Global, Cold Field and Smithfield Insurance (the “Sellers”); and

(4)
Alfa, S.A.B. de C.V., a company incorporated under the laws of Mexico whose registered office is at Av. Gómez Morín 1111 Sur, Colonia Carrizalejo, San Pedro Garza García N.L. (México), with Spanish tax identification number (N.I.F.) N-4121209-C (the “Purchaser”).

The Purchaser is duly represented herein by Mr Carlos Jimenez, of legal age and Mexican nationality, bearer of passport of his nationality number G01500567 in force, with professional address at Av. Gómez Morín 1111 Sur, Colonia Carrizalejo, San Pedro Garza García N.L. (México), acting in his capacity as General Counsel and Secretary.
Hereinafter, the Sellers and the Purchaser shall be jointly referred to as the “Parties” and each of them, individually, as a “Party”.
Whereas:

(A)
Sigma & WH Food Europe, S.L. is a company incorporated under the laws of Spain by virtue of the public deed granted on 17 July 2013 before the Notary of Madrid Mr. Fernando Fernández Medina with number 1,113 of his records, registered with the Commercial Registry of Madrid in volume 31,343, page 20, sheet M-564,197, whose registered office is at Alcobendas (Madrid), Calle Caléndula, 95, Edificio M, Oficina 5, Miniparc II, El Soto de la Moraleja and with Spanish tax identification number B86785458 (the “Company”).

(B)
As at the date of this Agreement the share capital of the Company amounts to €101,245,490 and is divided into 101,245,490 shares (participaciones sociales) of a nominal value of €1 each, numbered from 1 to 101,245,490 (both inclusive), all of which are fully subscribed and paid up.

(C)	The Sellers own the following shares in the Company:

(i)
SFDS Global owns 24,792,399 shares, numbered from 62,256,427 to 87,044,975 and from 100,500,765 to 100,504,614 (all inclusive), representing 24.49 per cent of the Company’s share capital (the "SFDS Global Shares");

(ii)
Cold Field owns 11,625,252 shares, numbered from 50,632,980 to 62,256,426 and from 100,498,960 to 100,500,764 (all inclusive), representing 11.48 per cent of the Company’s share capital (the “Cold Field Shares”); and

(iii)
Smithfield Insurance, owns 1,399,521 shares, numbered from 49,233,676 to 50,632,979 and from 100,498,743 to 100,498,959 (all inclusive), representing 1.38 per cent of the Company’s share capital (the "Smithfield Insurance Shares"), all of them by virtue of the public deed of capital increase granted on 10 June 2014 before the Notary of Madrid Mr. Fernando Fernández Medina with number 1,431 of his records, registered with the Commercial Registry of Madrid.
The SFDS Global Shares, Cold Field Shares and the Smithfield Insurance Shares shall be jointly referred to as the "Shares".

(D)
At the date of this Agreement, Sigma Alimentos España, S.L., a subsidiary of the Purchaser holds the remaining 63,428,318 shares in the Company, representing 62.65 per cent of the Company’s share capital.

(E)	The Sellers have agreed to sell the Shares and the Purchaser has agreed to purchase the Shares on the terms and conditions of this Agreement.

(F)	Consequently, the Parties agree to enter into this Agreement in order to set forth their respective obligations in the context of the sale and purchase, pursuant to the following
Clauses

1	Definitions
Capitalised terms in this Agreement shall have the meaning given to them in Schedule 1.

2	Sale and purchase of the Shares

2.1
On and subject to the terms of this Agreement, the Sellers (each Seller as to its respective shares in the Company) hereby sell and transfer on the date hereof to the Purchaser, which hereby purchases and acquires on the date hereof, full ownership of the Shares.

2.2
The Shares are sold and transferred by the Sellers free from Encumbrances and together with all rights and advantages attaching to them (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after the date hereof).

2.3	Execution of this Agreement and transfer of the title of ownership to the Shares:

2.3.1
Pursuant to article 1,450 of the Spanish Civil Code, the sale and purchase of the Shares is agreed and entered into (perfeccionada) by means of the execution of this Agreement and, therefore, it is binding and enforceable between the Parties from the date hereof.

2.3.2
The formalisation (consumación) of the transfer of the title of ownership to the Shares by the Sellers to the Purchaser shall be effected on the Formalisation Date (as defined in Clause 4.1) by means of the completion of the remaining actions described in Clause 4.

3	Consideration

3.1	Basis for the calculation and amount of the Purchase Price

3.1.1
The Parties have agreed that the aggregate consideration for the sale and purchase of the Shares under this Agreement shall be the amount of US$354,000,000 (three hundred fifty four million dollars, currency of the United States of America) (the “Purchase Price”).

3.1.2	Therefore, the consideration on a per share basis is US$9.360826875.

3.1.3
The Parties acknowledge that on a per share basis the Purchase Price represents the USD equivalent (calculated using the currency exchange rate in effect on the settlement date) of the Euro 6.90 per share consideration paid in the tender offer launched by the Company and approved by the Spanish Comisión Nacional del Mercado de Valores on May 21, 2014 over the shares of Campofrío Food Group, S.A.

3.2	Payment of the Purchase Price

3.2.3
Simultaneously herewith, the Purchaser has paid the Purchase Price to the Sellers by means of irrevocable bank transfers to the bank accounts notified by the Sellers for that purpose prior to signing this Agreement, according to the following:

(i)	US$232,077,354.86 (two hundred thirty two million seventy seven thousand three hundred fifty four dollars 86/100) to SFDS Global;

(ii)	US$108,821,971.35 (one hundred eight million eight hundred twenty one nine hundred seventy one dollars 35/100) to Cold Field; and

(iii)	US$13,100,673.79 (thirteen million one hundred thousand six hundred seventy three dollar 79/100) to Smithfield Insurance.

3.2.4
The Sellers hereby declare to have received the Purchase Price in full from the Purchaser and grant to the Purchaser the most formal and accurate receipt of payment for the Purchase Price (carta de pago).

4	Formalisation of the sale and purchase of the Shares

4.1
The Sellers shall provide notice in writing to the Purchaser of the date for the formalisation (consumación) of the sale and purchase of the Shares, which shall be a Business Day no earlier than ten Business Days of the date hereof and no later than 26 June 2015 (the “Formalisation Date”). The Sellers’ notice shall be delivered to the Purchaser no later than five Business Days prior to the Formalisation Date.

4.2	On the Formalisation Date the Parties shall simultaneously (en unidad de acto) carry out the following actions and/or execute and/or deliver the following documents:

4.2.1	The Parties:

(i)
formalise this Agreement in a notarial public deed before the public notary of Madrid (Spain) Mr Fernando Fernández Medina – or any other public notary that the Purchaser designates in the absence of the foregoing – (the “Notary Public”), for purposes of article 106.1 of the Spanish Companies Act (Ley de Sociedades de Capital);

(ii)
notify the Secretary of the Board of directors of the Company of the transfer of the Shares and request him to register the Purchaser as the holder of the Shares in the Company’s Shareholders Registry (Libro Registro de Socios); and

(iii)	request the Notary Public to make a note of the transfer of the Shares in the first copy of the public deed evidencing the Sellers’ title of ownership to the Shares.

4.2.2	The Sellers:

(i)
deliver to the Purchaser the resignation letters of (a) Mr Wan Long, Mr Jiao Shuge, Mr Charles Larry Pope and Mr Michael Cole (the “Resigning Members”) from their position as members, Vice-Chairman and Vice-secretary to the Board of directors of the Company, respectively, and (b) the Resigning Members from their positions as members, Vice-Chairman and Secretary to the Board of directors of Campofrío Food Group, S.A., respectively, a copy of which are attached hereto as Schedule 4.2.2(i); and

(ii)
fill and deliver to the Notary Public a D1-B form by virtue of which their divestment in the Company is notified to the Spanish General Directorate for Trade and Investment (Dirección General de Comercio e Inversiones).

4.2.3	The Purchaser:

(i)
fill and deliver to the Notary Public a D1-A form by virtue of which its investment in the Company is notified to the Spanish General Directorate for Trade and Investment (Dirección General de Comercio e Inversiones); and

(ii)	hold, together with Sigma Alimentos España, S.L., a general shareholders meeting of the Company in order to:

(a)	change its corporate name and remove the reference to “WH” from the Company’s corporate name; and

(b)
acknowledge the resignations tendered by the Resigning Members, release them from liability and waive any actions the Company or any of its subsidiaries may have vis-à-vis them in their condition as members of the Company’s and Campofrio Food Group’s Board of directors or as officers.

5	Warranties

5.1	The Sellers’ Warranties
Each of the Sellers represents and warrants to the Purchaser that each and all of the Sellers’ Warranties set out in Schedule 5.1 are true, accurate, complete and not misleading as at the date of this Agreement.

5.2	The Purchaser’s Warranties
The Purchaser represents and warrants to the Sellers that each and all of the Purchaser’s Warranties set out in Schedule 5.2 are true, accurate, complete and not misleading as at the date of this Agreement.

6	Termination of the Shareholders Agreement; Release

6.1
The Parties acknowledge and agree that pursuant to clause 9.1 of the shareholders agreement entered into between the Sellers, the Company, Sigma Alimentos España, S.L., Sigma Alimentos, S.A. de C.V., WH Group Limited and Smithfield Foods, Inc. on 10 June 2014 (the “Shareholders Agreement”) in relation to the Company and Campofrío Food Group, S.A., the Shareholders Agreement shall be deemed to have been terminated upon the execution of this Agreement.

6.2
On the Formalisation Date and simultaneously (en unidad de acto) with the actions set out in Clause 4.1, the Sellers, the Company, Sigma Alimentos España, S.L., Sigma Alimentos, S.A. de C.V., WH Group Limited and Smithfield Foods, Inc. execute a letter to acknowledge the termination of the Shareholders Agreement effective upon the execution of this Agreement, a copy of which is attached hereto as Schedule 6.2.

6.3
The Purchaser acknowledges that as the indirect owner of 62.65 percent of the Company’s share capital, it is already in control of the Company and its subsidiaries, including Campofrío Food Group, S.A. and fully understands the Company’s business, assets, liabilities, financial condition and prospects. Except as set forth on Schedule 5.1 of this Agreement, the Sellers and their affiliates make no representations or warranties to the Purchaser, express or implied, with respect to the Company and/or its subsidiaries and the Purchaser hereby releases and agrees to hold the Sellers and their officers, directors, agents and affiliates harmless from and against any loss, demand, claim or liability relating to or arising out of (i) the Purchaser’s acquisition of the Shares, or (ii) the Company’s and its subsidiaries’ businesses and operations.

7	Confidentiality

7.1
No announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Sellers’ Group or any member of the Purchaser’s Group without the prior written approval of the Sellers and the Purchaser. In particular, the Parties agree that the content of any mandatory disclosure and/or regulatory filing to be made upon the execution of this Agreement shall be previously agreed among them.

7.2	Clause 7.1 shall not prohibit disclosure or use of any information if and to the extent the disclosure or use is required:

7.2.1
by law, any governmental or regulatory body or authority or the rules of any stock exchange on which the shares of either Party (or their Affiliates) are listed but the Party with an obligation to make an announcement or communication or issue a circular (or whose Affiliate has such an obligation) shall consult with the other Parties (or shall procure that its Affiliate consults with the other Parties) insofar as is reasonably practicable before complying with such an obligation;

7.2.2	to vest the full benefit of this Agreement in the Sellers or the Purchaser;

7.2.3	the information is or becomes publicly available (other than by breach of this Agreement); or

7.2.4	the other Parties have given prior written approval to the disclosure or use.

8	Other provisions

8.1	Whole Agreement
This Agreement contains the whole agreement between the Sellers and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement and supersedes any previous written or oral agreement between the Sellers and the Purchaser in relation to the matters dealt with in this Agreement.

8.2	Costs

8.2.1	Each Party shall bear its own legal advising cost, as incurred by it in connection with the preparation, negotiation and entry into of this Agreement.

8.2.2	All notarial fees and expenses arising from the execution and raising of this Agreement to public status shall be borne in equal halves by the Sellers, on one hand, and Purchaser, on the other hand.

8.3	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

8.4	Notices

8.4.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing;

(ii)	delivered by hand, fax, e-mail or courier using an internationally recognised courier company.

8.4.2	A Notice to the Sellers shall be sent to the following address, or such other person or address as the Sellers may notify to the Purchaser in accordance with this Clause from time to time:

SFDS Global Holdings B.V.
Address	Naritaweg 165, 1043 BW Amsterdam, the Netherlands
Fax:	+
E-mail:	hpvisser@citco.com
FAO:	Mr Hans-Peter (J.P.V.G.) Visser
Cold Field Investments LLC.
Address	200 Commerce Street, Smithfield Virginia 23430, USA
Fax:	757-365-1821
E-mail:	michaelcole@smithfieldfoods.com
FAO:	Mr Michael Cole
Smithfield Insurance Co. LTD.
Address	200 Commerce Street, Smithfield Virginia 23430, USA
Fax:	757-365-1821
E-mail:	michaelcole@smithfieldfoods.com
FAO:	Mr Michael Cole
With a copy to:

Address	Paseo de Gracia, 111, 08008 Barcelona, Spain
Fax:	34 933 129 638
E-mail:	p.kirchner@cuatrecasas.com
FAO:	Mr Pere Kirchner Cuatrecasas, Gonçalves Pereira

8.4.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

Alfa, S.A.B. de C.V.
Address	Ave. Gomez Morin 1111 Sur, Colonia Carrizalejo, San Pedro Garza García, N.L. México 66254
Fax:	52-81-8748-2519
E-mail:	cjimenez@alfa.com.mx
FAO:	Mr Carlos Jiménez
With a copy to:

Address	Calle Almagro 40, 28010 Madrid, Spain
Fax:	+34913996001
E-mail:	alejandro.ortiz@linklaters.com
FAO:	Mr Alejandro Ortiz Linklaters, S.L.P.

8.5	Invalidity

8.5.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

8.5.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 8.5.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

8.6	Governing law and submission to jurisdiction

8.6.1
This Agreement and the documents to be entered into pursuant to it, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by and construed in accordance with the common laws of Spain (derecho común español).

8.6.2
Each of the Parties irrevocably agrees that the courts of the city of Madrid (Spain) are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

8.7	Tax Matters

8.7.1
The Parties agree to cooperate and to provide the necessary information so that each Party can meet their respective income tax filing obligations and respond to inquiries made by various taxing authorities.  No elections shall be made by any Party that would have an adverse income tax impact on any other Party without the other Party’s consent.

[Intentionally left blank. Signatures page follows]

In witness whereof this Agreement has been duly executed on the date first set out above.

/s/ Michael Cole             /s/Carlos Jimenez______________
SFDS Global Holdings B.V.                    Alfa, S.A.B. de C.V.

Mr Michael Cole, Director	Mr Carlos Jimenez, General Counsel & Secretary

/s/ Michael Cole_________________
Cold Field Investments LLC
Mr Michael Cole, Vice President

/s/ Michael Cole_________________
Smithfield Insurance Co., Ltd.
Mr Michael Cole, Director

Schedule 1
Definitions

“Affiliate”	means, in relation to any person (the “first person”), any person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such first person;
“Agreement”	means this sale and purchase agreement;
“Business Day”	means a day which is not a Saturday, a Sunday or a public holiday in the city of Madrid (Spain);

“Cold Field Shares”	has the meaning given in Recital (C)(ii);
“Cold Field”	means Cold Field Investments LLC.;
“Company”	means Sigma & WH Food Europe, S.L.;
“Control”
means with respect to a person other than an individual (the “first person”) the (i) direct or indirect ownership of more than 50% of the voting rights of such first person; (ii) the right to directly or indirectly nominate, or otherwise cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such first person; or (iii) the power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to direct or cause the direction of the management and policies of such first person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing);

“Encumbrance”
means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Formalisation Date”	has the meaning given in Clause 4.1;

“Notary Public”	has the meaning given in Clause 4.2.1(i);
“Notice”	has the meaning given in Clause 8.4.2;
“Parties”, “Party”	has the meaning given in Recital (4);
“Purchaser’s Group”	means the Purchaser and its Affiliates;
“Purchase Price”	has the meaning given in Clause 3.1;
“Purchaser’s Warranties”	means the warranties and representations given by the Purchaser pursuant to Clause 5.2 and Schedule 5.2;
“Purchaser”	means Alfa, S.A.B. de C.V.;
“Resigning Members”	has the meaning given in Clause 4.2.2(i);
“Sellers’ Group”	means the Sellers and their Affiliates;
“Sellers’ Warranties”	means the warranties and representations given by the Sellers pursuant to Clause 5.1 and Schedule 5.1;
“Sellers”	has the meaning given in Recital (3);
“SFDS Global”	means SFDS Global Holdings B.V.;
“SFDS Global Shares”	has the meaning given in Recital (C)(i);
“Shareholders Agreement”	has the meaning given in Clause 6.1;
“Shares”	has the meaning given in Recital (C);
“Smithfield Insurance”	means Smithfield Insurance Co. LTD.;
“Smithfield Insurance Shares”	has the meaning given in Recital (C)(iii);

Schedule 4.2.2(i)
Resignation letters
Schedule 5.1
Sellers’ Warranties

1	Capacity
The Sellers are each validly incorporated, in existence and duly registered under the laws of their respective jurisdiction, and have full power to conduct their business as conducted as at the date of this Agreement.

2	Authority to enter into this Agreement

2.4
The Sellers have the legal right and full power and authority to enter into and perform their obligations under this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement.

2.5	The Agreement constitutes valid and binding obligations on the Sellers in accordance with its terms.

2.6	The Sellers’ representative in this Agreement has the legal right and full power and authority to enter into this Agreement on behalf of the Sellers.

3	Authorisation

3.3
The Sellers have taken all corporate actions required them to enter into and perform their obligations under this Agreement and any other documents to be executed by them pursuant to or in connection with this Agreement.

3.4
The entry into and performance by the Sellers of this Agreement does not and will not (i) breach any provision of their by-laws or other organisational documents, or (ii) result in a breach of any applicable laws or regulations or of any agreement or undertaking by which they are bound or any order, decree or judgment of any court or any governmental or regulatory authority.

3.5
None of the Sellers is insolvent nor bankrupt, nor unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

4	Ownership

4.3	The Sellers are the exclusive legal owners of the Shares.

4.4	The Shares include all the economic, voting and other rights attached thereto.

5	Encumbrances
There are no Encumbrances on, over or affecting any of the Shares and there is no agreement or commitment entered into by any of the Sellers to give or create any such Encumbrance.

Schedule 5.2
Purchaser’s Warranties

1	Capacity
The Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction, and has full power to conduct its business as conducted as at the date of this Agreement.

2	Authority to enter into this Agreement

2.7
The Purchaser has the legal right and full power and authority to enter into and perform its obligations under this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2.8	The Agreement constitutes valid and binding obligations on the Purchaser in accordance with its terms.

2.9	The Purchaser’s representative in this Agreement has the legal right and full power and authority to enter into this Agreement on behalf of the Purchaser.

3	Authorisation

3.6
The Purchaser has taken all corporate actions required by it to enter into and perform its obligations under this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

3.7
The entry into and performance by the Purchaser of this Agreement does not and will not (i) breach any provision of its by-laws or other organisational documents, or (ii) result in a breach of any applicable laws or regulations or of any agreement or undertaking by which it is bound or any order, decree or judgment of any court or any governmental or regulatory authority.

3.8
The Purchaser is neither insolvent nor bankrupt, nor unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

Schedule 6.2
Shareholders’ agreement termination letter